Exhibit (8)(b)

Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP

December 2, 2005

Potlatch Corporation

601 West Riverside Avenue, Suite 1100

Spokane, Washington 99201

Re:	Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as special tax counsel to Potlatch Corporation, a Delaware corporation (“Potlatch,” and together with the entities in which it holds, or has held, a direct or indirect interest, the “Company”), in connection with the proposed merger (the “Merger”) of Potlatch with and into Potlatch Operating Company (“Operating Company”), a Delaware corporation and wholly owned subsidiary of Potlatch Holdings, Inc. (“Holdings”), a Delaware corporation and wholly-owned subsidiary of Potlatch, pursuant to the Agreement and Plan of Merger, dated as of September 19, 2005 (the “Merger Agreement”), by and among Potlatch, Operating Company, and Holdings. At your request, in connection with the filing of the Information Statement/Prospectus constituting a part of Holding’s registration statement on Form S-4 (File No. 333-128403) filed on September 19, 2005 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”), we are rendering our opinion concerning the material United States federal income tax consequences of the Merger. Unless otherwise specified herein, all capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation, organizational documents of the entities comprising the Company and the Merger Agreement. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of Potlatch (the “Officers’ Certificate”) relating to, among other things, the intended and expected consequences of the Merger. These representations and covenants relate, in some cases, to transactions and investments for which we did not act as the Company’s primary counsel. For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officers’ Certificate, the Registration Statement, or in any other document. We have, consequently, assumed and relied on your representation that the information presented in the Officers’ Certificate, the Registration Statement, and other documents, or otherwise furnished to us, accurately

Potlatch Corporation

December 2, 2005

and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. We are not aware of any facts inconsistent with such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein. We have also issued a concurrent opinion with respect to the qualification of Potlatch as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code,”) beginning January 1, 2006.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) Potlatch and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will qualify as a reorganization within the meaning of section 368(a)(1)(F) of the

Potlatch Corporation

December 2, 2005

Code and (ii) each of Potlatch and Holdings will be a “party to the reorganization” within the meaning of section 368(b) of the Code.

We express no opinion on any issue relating to Potlatch or any investment therein, other than as expressly stated above.

This opinion has been prepared for you in connection with the Merger. We consent to the filing of this opinion as an Exhibit to the Registration Statement to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the captions “Risk Factors”, “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP